UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AGILE SOFTWARE CORPORATION

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AGILE SOFTWARE CORPORATION

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What follows is the text of an email sent by Jay Fulcher, President and Chief Executive Officer of Agile Software Corporation (“Agile”), to employees of Agile.

Well, it appears we have gotten off to a very good start since our announcement last week. Charles Phillips, Oracle President, has indicated that they are very pleased with the reactions from customers (they received several proactive calls from large customers – all very positive), analysts, partners, and press. Early write-ups from financial and industry analysts present this as a smart deal for both companies. We have virtually a unanimously positive reaction.

Customers

Our calls to customers have resulted in a very positive reaction. Our field is reporting no negative customer reactions at this time, including large SAP shops. All in all, customers see the potential of the combination, appreciate the stability this brings, and recognize that they will have even better service and support going forward. We will continue to meet with customers and answer questions about the proposed merger. If you have a customer that needs attention, please see your Manager.

Employees

Our employees, once they absorbed the news, have been very receptive. I want to thank our management team who did a phenomenal job of executing throughout the process, culminating in our announcing the news at our annual Sales Kickoff meeting in San Jose last week. We couldn’t have had better timing. The positioning is compelling – Oracle plans to use our products as their PLM foundation, they want to embrace our employees, and they are keen to accelerate our footprint and market leadership. Many of you have come up to me to express your support for our decision to move forward on this deal, and I appreciate your support.

Integration

Integration planning will start this week. Key planning assumptions and decisions will begin to be made very soon. Agile management will begin to participate in the integration planning process, and we will begin to have regular and consistent meetings to update each function within the company as to our progress. Stay tuned for more information on how we will approach communications regarding the integration process.

Stay Tuned

I just want to say on behalf of the management team that we appreciate your support, and we will continue to keep you posted as we march forward with integration planning and the close in July. In the meantime, as I said earlier this week, it is important we keep focused on our normal routines and running the business. Our plans are still very much in place and we remain an independent company until the close of the merger sometime in July. If you have questions or issues related to the merger, please ask your Manager or HR for help.

If you have questions or issues around company strategy and direction, feel free to let me know.

JBF

In connection with the proposed transaction, Agile intends to file a proxy statement and Agile and Oracle intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Agile are urged to read the proxy statement and other relevant materials filed with the SEC and provided to you or otherwise publicly disclosed when they become available because they will contain important information about the proposed transaction. The proxy statement and any other documents filed by Agile or Oracle with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Agile may obtain free copies of the documents filed with the SEC by contacting Agile’s Investor Relations at 6373 San Ignacio Avenue, San Jose, California Telephone: 408-284-4000. You may also read and copy any reports, statements and other information filed by Agile with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Agile and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Agile stockholders in favor of the proposed transaction. Certain executive officers and directors of Agile have interests in the transaction that may differ from the interests of stockholders generally. These interests will be described in the proxy statement when it becomes available.